                                                                Exhibit (A)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                            STATE OF THE ART, INC.
                                      BY
                            ROSE ACQUISITION CORP.
                             A DIRECT AND INDIRECT
                          WHOLLY OWNED SUBSIDIARY OF
                              THE SAGE GROUP PLC
                                      AT
                             $22.00 NET PER SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, MARCH 2, 1998, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED JANUARY 27, 1998, BY AND AMONG THE SAGE GROUP PLC, ROSE ACQUISITION CORP. AND STATE OF THE ART, INC. THE BOARD OF DIRECTORS OF STATE OF THE ART, INC. HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OPTION AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN OWNED BY THE PURCHASER, REPRESENTS AT LEAST NINETY PERCENT (90%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (WITHOUT GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES ISSUABLE UNDER THE OPTION AGREEMENT DESCRIBED BELOW) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. AS USED HEREIN "FULLY DILUTED BASIS" TAKES INTO ACCOUNT THE CONVERSION OR EXERCISE OF ALL OUTSTANDING OPTIONS AND OTHER RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES OF COMMON STOCK.

  IN THE EVENT THAT THE MINIMUM CONDITION IS NOT SATISFIED ON THE INITIAL EXPIRATION DATE, THE PURCHASER IS REQUIRED TO EXTEND THE OFFER AND MAY WAIVE, AND IN CERTAIN CIRCUMSTANCES THEREAFTER, IS REQUIRED TO WAIVE, THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO SUCH NUMBER OF SHARES THAT WHEN ADDED TO THE SHARES THEN OWNED BY THE PURCHASER WILL EQUAL 49.9999% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (THE "REVISED MINIMUM NUMBER PRORATION") (IT BEING UNDERSTOOD THAT THE PURCHASER MAY, BUT SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE APPLICABLE EXPIRATION DATE OF THE OFFER).

                                --------------

                                   IMPORTANT

  Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their Shares.

  Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                --------------

                     THE DEALER MANAGER FOR THE OFFER IS:

                          BT ALEX. BROWN INCORPORATED

                                --------------

February 2, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION............................................................    1
 THE OFFER...............................................................    3
     1. Terms of the Offer..............................................     3
     2. Acceptance for Payment and Payment..............................     5
     3. Procedure for Tendering Shares..................................     6
     4. Withdrawal Rights...............................................     8
     5. Certain Federal Income Tax Consequences.........................     9
     6. Price Range of the Shares; Dividends on the Shares..............    10
     7. Effect of the Offer on the Market for the Shares; Stock Listing;
         Exchange Act Registration; Margin Regulations..................    10
     8. Certain Information Concerning the Company......................    11
     9. Certain Information Concerning Parent and the Purchaser.........    13
    10. Source and Amount of Funds......................................    16
    11. Background of the Offer; Purpose of the Offer and the Merger;
         The Merger Agreement and Certain Other Agreements..............    17
    12. Plans for the Company; Other Matters............................    28
    13. Dividends and Distributions.....................................    30
    14. Conditions of the Offer.........................................    30
    15. Certain Legal Matters...........................................    32
    16. Fees and Expenses...............................................    34
    17. Miscellaneous...................................................    35

Schedule I--Directors and Executive Officers of Rose Acquisition Corp. and The Sage Group plc.

TO THE HOLDERS OF COMMON STOCK OF STATE OF THE ART, INC.:

                                 INTRODUCTION

  Rose Acquisition Corp., a Delaware corporation (the "Purchaser") and a direct and indirect wholly owned subsidiary of The Sage Group plc, a company organized under the laws of England ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock ("Common Stock"), no par value (the "Shares"), of State Of The Art, Inc., a California corporation (the "Company"), at a price of $22.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of BT Alex. Brown Incorporated which is acting as the Dealer Manager (the "Dealer Manager"), MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C. which is acting as the Depositary (the "Depositary").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS, WHEN ADDED TO THE SHARES THEN OWNED BY THE PURCHASER, AT LEAST NINETY PERCENT (90%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (WITHOUT GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES OF COMMON STOCK ISSUABLE UNDER THE OPTION AGREEMENT (AS HEREINAFTER DEFINED)) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock (without giving pro forma effect to the potential issuance of any Shares issuable under the Option Agreement). The Company has informed the Purchaser that, as of December 31, 1997, there were (i) 11,173,945 shares of Common Stock issued and outstanding and (ii) outstanding options to purchase an aggregate of 1,709,227 shares of Common Stock under the Company's stock plans. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing, the terms of the Option Agreement described below and after giving effect to the exercise of all outstanding options and warrants, the Purchaser believes that the Minimum Condition would be satisfied, after giving effect to the exercise of the Option pursuant to the Option Agreement (as described below) if 8,673,945 shares of Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer.

  As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each, a "Shareholder"), who together share voting power and dispositive power with respect to 1,290,868 Shares, concurrently with the execution and delivery of the Merger Agreement entered into a Shareholder Agreement (the "Shareholder Agreement"), dated January 27, 1998, with Parent and the Purchaser. Pursuant to the Shareholder Agreement, the Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger with respect to such Shares upon the terms and subject to the conditions set forth therein. See Section 11.

  As a condition and further inducement to the Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, the Purchaser and the Company entered into a Stock Option Agreement, dated January 27, 1998 (the "Option Agreement"), pursuant to which, among other things, the Company has granted the Purchaser an option to purchase certain newly issued shares of Common Stock, subject to certain conditions. See Section 11.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 27, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent and Shares held by shareholders who properly perfect their dissenters' rights under California law) will be cancelled and retired and converted into the right to receive $22.00 per Share, net to the seller in cash or any higher price per share of Common Stock paid in the Offer (such price, being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OPTION AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

  UBS Securities LLC, the Company's financial advisor ("UBS"), has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion"), dated January 26, 1998, to the effect that, as of such date, the consideration to be received by the holders of shares of Company Common Stock (as defined in the Fairness Opinion) (other than Parent, the Purchaser and any affiliate thereof) pursuant to the Offer and under the terms of the Merger Agreement, is fair from a financial point of view, to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company.

  The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be twenty (20) business days after the date the Offer is commenced (the "Initial Expiration Date"). If as of the Initial Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Merger Agreement provides that the Purchaser shall, and shall continue to extend the expiration date of the Offer from time to time until a date not later than March 26, 1998 or, at the request of the Company or the option of the Purchaser, until a date not later than July 31, 1998 (with interim expiration dates during such extension to be determined by the Purchaser), provided, that in the event that the Purchaser extends the Offer in accordance with such request of the Company, (A) Section 14 shall be deemed to be amended to provide an additional condition that the Purchaser shall not be required to accept for payment any tendered Shares unless and until Parent and the Purchaser shall have obtained sufficient financing in replacement, if necessary, of the financing described in Section 10 in order to permit Parent and the Purchaser to acquire all of the Shares in the Offer and the Merger and pay the anticipated expenses in connection therewith, and (B) the condition set forth in paragraph h of Section 14 shall be amended and replaced with the condition set forth in clause (A) above. In addition, in the event the Minimum Condition is not satisfied on the Initial Expiration Date pursuant to the Offer, the Purchaser may waive, and in certain circumstances thereafter is required to waive, the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to such number of Shares that when added to the Shares then owned by the Purchaser will equal 49.9999% of the Shares then outstanding (the "Revised Minimum Number"), and, if a greater number of shares are tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (the "Revised Minimum Number Proration") (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer). In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. The Offer will not remain open following the time Shares are accepted for payment.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the California General Corporation Law (the "GCL"), if the Purchaser acquires, pursuant to the Offer, the Option Agreement or otherwise, at least 90% of the Shares then outstanding, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the shareholders, in accordance with Section 1110 of the GCL. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares on a fully diluted basis (without giving pro form effect to the potential issuance of any shares of Common Stock issuable under the Option Agreement) on the date of purchase, pursuant to the Offer, the Option Agreement or otherwise and the Purchaser instead waives the Minimum Condition and amends the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares, the Purchaser would own upon consummation of the Offer 49.9999% of the Shares then outstanding and would thereafter solicit the approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger. See Sections 11 and 12.

  Under the GCL, the Merger may not be accomplished for cash paid to the shareholders if the Purchaser or Parent owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, concurrently with the execution of the Merger Agreement, and as an inducement to Parent and the Purchaser to enter into the Merger Agreement, the Company entered into the Option Agreement with Parent and the Purchaser. Pursuant to the Option Agreement, the Company granted to the Purchaser an irrevocable option (the "Stock Option") to purchase up to the number of Shares (the "Option Shares") that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, would constitute 90% of the Shares then outstanding on a fully diluted basis (assuming the issuance of the Option Shares) at a cash purchase price per Option Share equal to the Offer Price (the "Option Price") subject to the terms and conditions set forth in the Option Agreement, including, without limitation, that the number of Shares to be issued under the Stock Option shall not exceed the number of authorized Shares available for issuance. If the Stock Option is exercised by the Purchaser (resulting in the Purchaser owning 90% or more of the outstanding Shares), the Purchaser will be able to effect a short-form Merger under the GCL, subject to the terms and conditions of the Merger Agreement. The Purchaser is required to effect a short-form Merger as soon as practicable if it is able to do so under the GCL.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, and subject to the Revised Minimum Number Proration, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, March 2, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended or (iv) amend the Offer.

  Subject to the terms of the Merger Agreement, the Purchaser may, and under certain circumstances shall, from time to time, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Merger Agreement provides that, except as described below, the Purchaser will not, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought (except as set forth below), (iii) impose additional conditions to the Offer other than those described in Section 14,
(iv) amend any condition of the Offer described in Section 14, (v) extend the Initial Expiration Date, provided, however, that if on the Initial Expiration Date of the Offer, all conditions to the Offer shall not have been satisfied or waived, the Purchaser shall extend the Expiration Date from time to time until a date not later than March 26, 1998, or at the request of the Company or the option of the Purchaser, until a date not later than July 31, 1998, provided, that in the event that the Purchaser extends the Offer pursuant to the Company's request, (A) Section 14 shall be deemed to be amended to provide an additional condition that the Purchaser shall not be required to accept for payment any tendered Shares unless and until Parent and the Purchaser shall have obtained sufficient financing in replacement, if necessary, of the financing described in Section 10 in order to permit Parent and the Purchaser to acquire all of the Shares in the Offer and the Merger and pay the anticipated expenses in connection therewith, and (B) the condition set forth in paragraph (h) of Section 14 shall be amended and replaced with the condition set forth in clause (A) above, or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares without the written consent of the Company. Notwithstanding the foregoing, in the event that less than 90% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the Initial Expiration Date pursuant to the Offer, the Purchaser is required to extend the Offer and may waive, and in certain circumstances thereafter is required to waive, the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to such number of Shares equal to the Revised Minimum Number, and, if a greater number of shares are tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer).

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the

Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and subject to the Revised Minimum Number Proration, the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with
Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company or the Philadelphia Depositary Trust Company (each, a "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry

Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the "NASDAQ") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's

Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 2, 1998.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for Federal income tax purposes equal to the difference between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder. Any net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon a disposition of the Shares pursuant to the Offer or the Merger that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual upon such a disposition of Shares that have been held for more than 12 months but for not more than 18 months will be subject to tax at a rate not to exceed 28% and net capital gain recognized upon the sale of Shares that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, any net capital gain recognized by a corporation upon a disposition of Shares pursuant to the Merger or the Offer will be subject to tax at ordinary income tax rates.

  A holder of Shares who perfects such shareholder's appraisal rights, if any, under the GCL probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

  The foregoing summary constitutes a general description of certain Federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO

SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The shares of Common Stock are traded through the Nasdaq National Market under the symbol "SOTA". The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock on the Nasdaq National Market based on published financial sources. The Company did not declare or pay any cash dividends during any of the periods indicated in the table below. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the shares without the prior written consent of Parent.

                                                         COMMON STOCK
                                                         ------------------
                                                          HIGH        LOW
                                                         ------      ------
   1996
     First Quarter...................................... $  14 7/8   $   9 3/16
     Second Quarter.....................................    19 3/4      11 5/8
     Third Quarter......................................    18 7/8      10 7/8
     Fourth Quarter.....................................    14          11 1/4
   1997
     First Quarter...................................... $  14 1/4   $   9 3/8
     Second Quarter.....................................    12 1/4       8 7/8
     Third Quarter......................................    16 1/2      10 3/4
     Fourth Quarter.....................................    18          14
   1998
     First Quarter (through January 30, 1998)........... $  21 15/16 $  14 7/8

  On January 26, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and the Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $16 1/2 per share of Common Stock. On January 30, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $21 23/32 per share of Common Stock. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Common Stock is traded through the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $5,000,000, capital and surplus (total shareholders' equity) of at least $4 million and have a minimum bid price of $1 or (ii) have at least 1,000,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of December 31, 1997, 11,173,945 Shares were issued and outstanding.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

  The Company provides accounting software for small-to-medium-sized businesses and distributes its products through a reseller network. The Company is a California corporation with its principal executive offices at 56 Technology Drive, Irvine, California 92618. The telephone number of the Company at such offices is (714) 753-1222.

  Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and with respect to financial information for the fiscal year ended December 31, 1997, from the Company's Current Report on Form 8-K, filed on February 2, 1998, each filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                            STATE OF THE ART, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                           FISCAL YEAR ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
OPERATING DATA:
  Net sales............................................ $63,956 $52,046 $46,118
  Operating income (loss)..............................   7,816   2,917   7,362
  Net earnings (loss)..................................   6,543   2,892   5,663
  Net earnings (loss) per share........................    0.56    0.25    0.51
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.........................................  67,624  52,331  47,632
  Total liabilities....................................  13,672   5,319   5,382
  Shareholders' equity.................................  53,952  47,012  42,250

  Approximately 11.55% of the outstanding Shares are held by the Shareholders, who have agreed, among other things, to tender, or cause to be tendered, all Shares owned by them pursuant to the Offer. The Shareholders also have granted to Parent a proxy to vote the Shares owned by them in favor of the Merger (which proxy will terminate in the event that the Purchaser waives the Minimum Condition and accepts for payment the Revised Number of Shares). See Section 11.

  Certain Company Projections. To the knowledge of Parent and the Purchaser, the Company does not as a matter of course, make public forecasts as to its future financial performance. However, in connection with the discussions concerning the Offer and the Merger, the Company furnished Parent with financial projections contained in the Company's 1998 operating budget prepared by management for management's 1998 operating plan. The financial projections contained therein are based on numerous assumptions concerning revenue growth in all product areas, additional spending in research and development to enhance the breadth of the acuity financials client server, and increases in sales and marketing and general administrative expenses.

  The Company's projections for Fiscal Year 1998 anticipated net sales of approximately $87.1 million. Fiscal net earnings were projected at approximately $11.0 million.

  The Company's 1998 operating budget and the financial projections contained therein were prepared for the limited purpose of managing the operating plan of the Company for fiscal year 1998. They do not reflect recent developments which have occurred since they were prepared, such as the Offer and the Merger. This reference to the projections is provided solely because such projections have been provided to the Purchaser and none of the Purchaser, Parent, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE

SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Nasdaq National Market, located at 20 Broad Street, New York, New York 10005.

  9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

  Parent. Parent is a company organized under the laws of England. Parent develops, distributes and provides support for mainstream PC accounting software and related products for small to medium sized enterprises. The Purchaser is a Delaware entity newly formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns, directly and indirectly, all of the outstanding capital stock of the Purchaser. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of Parent are located at Sage House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England. The offices of the Purchaser are located c/o Sage U.S. Holdings, Inc., 17950 Preston Road, Suite 800, Dallas, Texas 75252.

  For certain information concerning the executive officers and directors, as the case may be, of the Purchaser and Parent, see Schedule I.

  Pursuant to the Option Agreement and the Shareholder Agreement, Parent may be deemed to beneficially own 15,116,923 shares of Common Stock constituting approximately 60.5% of the total currently outstanding shares of Common Stock. See Section 11. Each of the Purchaser and Parent disclaims beneficial ownership of such shares. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or any of their respective affiliates, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has had, since January 1, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1993, there have been no contacts, negotiations or transactions between the Purchaser or Parent, any of their respective affiliates or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Parent is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

  Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries for the fiscal years ended September 30, 1997, 1996 and 1995 (the "Financial Statements"). The selected consolidated financial information is denominated in pounds sterling and prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"). UK GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). Immediately following Parent's summary consolidated financial information set forth below is a brief summary of certain differences between UK GAAP and US GAAP. Parent has not examined whether adjustments necessary to conform its Financial Statements with US GAAP would be material. Parent's financial statements for the fiscal years ended September 30, 1997 and 1996 are incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (a)(11) to the Schedule 14D-1 may be inspected at the Commission's public reference facilities in Washington D.C., and copies thereof may be obtained from such facilities upon payment of the Commission's customary charges, in the manner set forth in Section 8 above under "Available Information" (although they will not be available at the regional offices of the Commission). Set forth below is certain summary financial information excerpted or derived from Parent's Financial Statements. Such summary information is qualified in its entirety by reference to the Purchaser's Financial Statements and all the financial information and related notes contained therein.

                              THE SAGE GROUP PLC
                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
         (IN THOUSANDS OF POUNDS STERLING(/1/), EXCEPT PER SHARE DATA)

                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                           -----------------------------------
                                              1997        1996        1995
                                           (Pounds)000 (Pounds)000 (Pounds)000
                                           ----------- ----------- -----------
Income statement data
Amounts in accordance with UK GAAP
Turnover..................................   152,089     136,236     102,234
Operating profit..........................    40,080      32,094      24,040
Profit on ordinary activities before
 interest.................................    40,080      32,094      24,040
Profit on ordinary activities before
 taxation.................................    37,635      30,053      22,362
Profit attributable to shareholders.......    25,215      19,828      14,692
Per share data
Amounts in accordance with UK GAAP
Earnings per ordinary share - pence (2)...     23.43p      18.50p      13.88p
Balance sheet data (at end of period)
Amounts in accordance with UK GAAP
Net current assets/(liabilities)..........   (10,172)    (13,341)     (4,687)
Total assets..............................    64,774      52,890      41,080
Total liabilities.........................  (111,015)    (76,104)    (56,732)
Shareholders' funds/(deficit).............   (46,241)    (23,214)    (15,652)

--------
(1) Parent publishes its financial statements in pounds sterling. The United States dollar exchange rate based on the London closing mid-rates for pounds sterling to dollars, expressed in $1 per (Pounds)1, for the fiscal dates indicated, are as follows and are based on published financial sources:

                                 YEAR END RATE YEAR HIGH YEAR LOW YEAR AVERAGE
                                 ------------- --------- -------- ------------
   Fiscal Year ended 9/30/95....    1.5848      1.6432    1.5322     1.5846
   Fiscal Year ended 9/30/96....    1.5641      1.5896    1.4948     1.5428
   Fiscal Year ended 9/30/97....    1.6142      1.7153    1.5628     1.6332

(2) The weighted average number of shares outstanding during the fiscal years ended September 30, 1995, 1996 and 1997 were 105,886,050, 107,149,618 and
    107,641,176, respectively.

  CERTAIN DIFFERENCES BETWEEN UK GAAP AND US GAAP. Although UK GAAP differs in certain significant respects from US GAAP, Parent believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not reflect the ability of the Purchaser to obtain sufficient funds to pay for the Shares to be acquired pursuant to the Offer. While the following is not a comprehensive summary of all the differences between UK GAAP and US GAAP, other differences are unlikely to have a significant effect on the consolidated income or shareholder's funds of the Purchaser.

  Goodwill and US Purchase Accounting. Under US GAAP and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of appraised values to the various net assets of the subsidiaries at the dates of acquisition and any net balance is treated as goodwill. However, US GAAP also requires value to be assigned to any separately identifiable intangible assets--which would be amortized over their estimated useful lives not to exceed 40 years--and to acquired in-process research and development which would be written off to the profit and loss account in the period of the acquisition. Also, US GAAP requires goodwill to be recognized as an asset and amortized over its estimated useful life not to exceed 40 years. Under UK GAAP goodwill is written off directly against reserves. Any acquisition related expenses are considered part of the purchase consideration under US GAAP and effectively added to goodwill. Such costs are either written off on the income statement or reserves under UK GAAP in the period of acquisition.

  Ordinary Dividends. Under UK GAAP, final ordinary dividends are provided for in the fiscal year in respect of which they are recommended by the board of directors for approval by the shareholders. Under US GAAP, such dividends are not provided for until declared by the board of directors.

  Deferred Taxation. Under UK GAAP, no provision is made for deferred taxation if there is reasonable evidence that such deferred taxation will not be payable in the foreseeable future, deferred tax assets are generally not recognized under UK GAAP unless they are likely to be recovered in the foreseeable future (i.e. one year from the balance sheet date). Under US GAAP, deferred tax assets and liabilities are recognized in full and any net deferred tax assets are then assessed for probable recoverability. As long as it is more likely than not that sufficient future taxable income will be available to utilize the deferred tax assets, no valuation allowance is provided.

  Depreciation on freehold buildings. Under UK GAAP, companies are permitted to carry freehold buildings at undepreciated historical cost or valuation so long as these buildings are "well-maintained". US GAAP requires that all tangible fixed assets in service, other than freehold land, be depreciated over their estimated useful lives.

  10. SOURCE AND AMOUNT OF FUNDS.

  Parent and the Purchaser estimate that the total amount of funds required by the Purchaser to (i) purchase all of the Shares pursuant to the Offer and finance the Merger Consideration and (ii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately (Pounds)162 million (or approximately $267 million). Of these funds, it is anticipated that (a) approximately (Pounds)75 million (or approximately $123 million) will be obtained from the proceeds of an offering (the "Equity Placing") of New Ordinary Shares (as defined below) of Parent in the United Kingdom, and (b) (Pounds)87 million (or approximately $144 million) will be financed through a permanent bank financing (the "Bank Financing"), the principal terms of which are described below.

  The Equity Placing.

  It is anticipated that approximately (Pounds)75 million (or approximately $123 million) of the funds necessary to purchase all of the Shares in the Offer, finance the Merger Consideration and pay fees and expenses in connection with the Offer and Merger will be obtained by the allotment and issue of new ordinary shares of Parent (the "New Ordinary Shares") pursuant to the terms of the Vendor Placing Agreement, dated January 27, 1998 (the "Vendor Placing Agreement"), by and between Parent and J. Henry Schroders & Co. Limited ("Schroders"). The New Ordinary Shares, which represent the consideration for the transfer of Shares under the Offer, will not be allotted to shareholders of the Company, but will be allotted and issued, credited as fully paid, by Parent to such persons as may be nominated by Schroders under the Vendor Placing Agreement, and if no such person is nominated by Schroders, then to Schroders itself. The shareholders of the Company will receive, as a result of these arrangements, the full amount due to them of $22.00 per Share accepted for payment in the Offer, of which approximately $10.34 will represent an amount equal to the proceeds of the sale of the New Ordinary Shares. The shareholders of the Company will not obtain any right under the Offer which any of them may enforce against Schroders or any person nominated by Schroders to accept the allotment and issue of the New Ordinary Shares.

  THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE NEW ORDINARY SHARES OR ANY OTHER SECURITIES OF PARENT. The New Ordinary Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and they may not, as part of their distribution, be offered, sold, taken up, renounced or delivered, directly or indirectly, in the United States, except pursuant to an exemption from, or in transaction not subject to, the registration requirements of the Securities Act.

  The Bank Financing. In connection with the Offer, Parent and the Purchaser have signed a facilities agreement, dated January 27, 1998 (the "Facilities Agreement"), with the banks and financial institutions named in Schedule I thereto and Lloyds Bank plc Capital Markets, as Agent and Arranger, relating to a $233,000,000 multicurrency term and revolving credit facility (the "Facility"). The Facility is available for borrowing by Parent and the Purchaser for the purposes of (i) financing the consideration payable by the Purchaser pursuant to the Offer and paying costs and expenses incurred in connection therewith, (ii) refinancing existing borrowings of Parent in an amount of approximately (Pounds)30,000,000, and (iii) financing the general working capital requirements of Parent. The Facility is guaranteed by Parent, Sage Overseas Limited, Sagesoft Limited, and any other future UK incorporated subsidiaries of Parent which satisfy certain materiality tests.

  The Facility has a final maturity date of January 27, 2003 and accrues interest at a rate per annum equal to LIBOR plus a sliding margin of between 85 and 65 basis points (depending on the ratio of Total Consolidated Borrowing to Consolidated EBITDA (such terms are defined in the Facilities Agreement) of Parent).

  The Facilities Agreement contains customary representations and warranties and financial and restrictive covenants, including without limitation, restrictions on the granting of liens and restrictions on disposals and acquisitions (except for the Offer and the Merger).

  A number of the terms contained in the Facilities Agreement (including the financial covenants, the material adverse change event of default, cross default to other borrowings, the change of control event of default and the environmental, litigation and material adverse change representations and warranties and certain other terms) are suspended in whole or in part during a "certain funds period" ending on the merger closing date, so that the Facility will be available for drawing to finance the Offer and the completion of the Merger, even if those terms of the Facility are breached at the time of drawdown under the Facility.

  11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  The following description was prepared by the Purchaser and the Company. Information about the Company was provided by the Company, and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

  BACKGROUND OF THE OFFER.

  As early as 1994, Parent was reviewing opportunities in the U.S. market with a view towards pursuing a potential acquisition in the accounting software industry. In February 1994, Messrs. Paul A. Walker, Michael E.W. Jackson, Kevin C. Howe, and A.D. Goldman of Parent met informally with Mr. David W. Hanna and an executive management team of the Company. At the meeting, which was conducted at the offices of the Company, there was no discussion of a potential merger, although the parties did exchange information relating to each of their respective companies. Except for brief product due diligence discussions in October 1995, the parties did not meet again until November 1995, when Messrs. Goldman and Howe met with Mr. Hanna in Las Vegas, Nevada in a brief update meeting relating to the status of their respective businesses.

  In January 1996, Parent engaged the services of a predecessor of BT Alex. Brown Incorporated ("BT Alex. Brown") to act as financial advisor on behalf of Parent pursuant to the terms of an Engagement Letter between Parent and BT Alex. Brown, dated January 24, 1996. In the spring of 1996, the Board of Directors of Parent concluded that it was in the best interests of Parent and the shareholders of Parent for Parent to pursue a strategic initiative in the U.S. accounting software market. At the time, Parent considered, but ultimately rejected, the idea of pursuing an asset acquisition or joint venture in the United States. Instead, Parent resolved to pursue discussions of a possible merger transaction with the Company.

  In July 1996, Mr. Hanna met with Messrs. Walker, Jackson, Howe and Goldman in London. At the meeting, Mr. Hanna provided an update on the Company's marketing and product initiatives, and the parties discussed a possible merger transaction between the two companies, although there was no discussion of price or valuation.

  Also during that month, representatives of BT Alex. Brown met with management of the Company and commenced a preliminary due diligence review of the Company. BT Alex. Brown then reported the results of its due diligence findings to the management of Parent. After conducting its preliminary due diligence review, BT Alex. Brown then met with representatives of UBS, acting as financial advisor on behalf of the Company. At that meeting, which was held in July 1996, BT Alex. Brown indicated that it believed Parent might be willing to acquire all of the issued and outstanding Shares of the Company for a price of approximately $15.00 to $20.00 per share. During the month of July 1996, the Shares were trading in a range of approximately $14.00 to $18.00 per share. Representatives of UBS indicated that the Company's Board of Directors was unlikely to consider a transaction with Parent at the levels indicated by BT Alex. Brown. Given the gap between what was proposed and the Company's response, the parties agreed to terminate discussions at the time.

  In October 1996, Messrs. Walker, Jackson, Howe and Goldman met again informally with Mr. Hanna in Del Mar, California. At that meeting, a potential merger transaction was again discussed, Parent agreed to revisit its valuation analysis of the Company, and Parent indicated that it might be willing to acquire all of the issued and outstanding Shares of the Company at a price of $15.00 per share. The Company rejected this proposal and the parties ceased further discussions until March 1997.

  In March 1997, management of Parent had several informal meetings with Company management to discuss the possibility of renewing consideration of a potential merger transaction. The substance of these discussions resulted in BT Alex. Brown and UBS having a meeting by telephone to reconsider the valuation issue, and perhaps reach a compromise position. However, the result of these discussions was that, although BT Alex. Brown indicated that Parent might be willing to pay a price in the $16.00 to $18.00 per share range, UBS indicated that it believed the Company would not consider a proposal of less than $20.00 per share. In April 1997, representatives of BT Alex. Brown met with Messrs. Walker, Jackson, Goldman and Howe to consider the Company's position and how the valuation gap might be closed.

  Towards the last quarter of 1997, the parties determined to renew discussions relating to the gap in valuation with a view towards focusing efforts to close the gap. In September 1997, Mr. Hanna had a meeting with Messrs. Walker, Jackson and Howe in London, wherein a potential transaction among the parties and management's expectation for the Company's future performance were further discussed. This was followed by a meeting in November 1997 in Las Vegas, Nevada, during which Messrs. Walker and Howe, and Mr. A.W.G. Wylie of Parent, discussed with Mr. Hanna Parent's strategy for international growth and a brief background relating to Parent's recent acquisition of KHK Software GmbH & Co. KG in Germany. At the meeting, the parties discussed the mutual benefits of a merger between the Company and Parent, and agreed to increase their efforts towards structuring a transaction. In addition, the Company's representative indicated that he did not believe the Company's Board of Directors would be interested in a transaction at a purchase price of less than $20.00 per share.

  During December 1997, Parent continued its review of the Company's products through product review meetings with the Company. In late December 1997, Parent made an offer to the Company in writing of $20.00 per share. Mr. Hanna expressed interest in Parent's proposal, and the parties determined that further in-depth discussions were warranted. During the fourth quarter of 1997, the Shares were trading in a range of approximately $14.00 to $18.00 per share. In early January 1998, Mr. Hanna and an executive management team of the Company met with Messrs. Walker, Jackson and Howe, and Mr. Paul Stobart of Parent, and discussed with them the then current business of the Company. In addition, representatives of the Company provided Parent with the operating budget of the Company for 1998 at such time. This was followed by a more detailed discussion regarding pricing and valuation. The result of this meeting was that Parent indicated that it would consider offering a purchase price of $21.50 per share. Mr. Hanna indicated that he did not believe that the Company's Board of Directors would find such price acceptable. After further discussions at this meeting, Parent's representatives indicated that they would explore with Parent's Board of Directors whether Parent would be prepared to offer up to $22.00 per share.

  Subsequent to this meeting, Parent indicated it was prepared to proceed with a transaction at a price of $22.00 per share, subject to satisfactory definitive documentation and additional due diligence. Representatives of the Company indicated that they were prepared to seek board approval from the Board of Directors of the Company to proceed on this basis.

  On January 14, 1998, Parent and the Company executed a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which each party agreed to keep all information relating to the proposed transaction and each of the subject companies confidential for a specified period of time, and which included a "stand still" provision. On January 20 and 21, 1998, Messrs. Walker, Jackson and Howe met with Mr. Hanna, together with each of their respective financial and legal advisors, at the offices of BT Alex. Brown in San Francisco, California to discuss timing and other pertinent issues relating to the transaction.

  At a meeting of the Board of Directors of the Company held on January 26, 1998, the Board unanimously approved the Offer, as well as the principal terms of a merger transaction between the parties, and determined that the terms of such transactions are fair to, and in the best interests of, the shareholders of the Company. In addition, the Board determined to recommend that shareholders of the Company accept the proposed Offer and tender their Shares pursuant to the Offer. On January 26, 1998, UBS delivered to the Board of Directors of the Company its oral opinion to the effect that, as of the date thereof, the consideration to be received by the shareholders of the Company (other than Parent, the Purchaser and any affiliate of either of them) pursuant to the Offer and under the terms of the proposed merger, is fair, from a financial point of view, to such shareholders. Such oral opinion was subsequently confirmed by the written opinion of UBS, dated January 26, 1998.

  Following a period of negotiation between the parties, the Company, Parent and the Purchaser, a direct and indirect U.S. subsidiary of the Parent formed to acquire the Shares of the Company, executed a definitive Merger Agreement (the "Merger Agreement") on January 27, 1998, the principal terms and provisions of which are described below in Section 11 of this Offer to Purchase.

  Separate press releases announcing the execution of the Merger Agreement were issued by Parent and the Company before opening of the U.K. and U.S. stock markets on the morning of January 27, 1998.

  On February 2, 1998, the Purchaser commenced this Offer.

PURPOSE OF THE OFFER AND THE MERGER.

  The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

  If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

  Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under the GCL, if available. See Section
12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

  The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 33% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) decrease the Offer Price, (ii) decrease the number of Shares sought in the Offer (except as set forth below), (iii) impose additional conditions to the offer, (iv) amend any condition to the Offer described in Section 14, (v) extend the Initial Expiration Date, provided, that if on the Initial Expiration Date of the Offer, all conditions to the Offer shall not have been satisfied or waived, the Purchaser shall extend the Expiration Date from time to time until a date not later than March 26, 1998, or at the request of the Company or the Option of the Purchaser, until a date not later than July 31, 1998, provided that in the event the Purchaser extends the Offer pursuant to the Company's request, (A) Section 14 shall be deemed to be amended to provide an additional condition that the Purchaser shall not be required to accept for payment any tendered Shares unless and until Parent and the Purchaser shall have obtained sufficient financing in replacement, if necessary, of the financing described in Section 10 in order to permit Parent and the Purchaser to acquire all of the Shares in the Offer and the Merger and pay the anticipated expenses in connection therewith and (B) the condition set forth in paragraph (h) of Section 14 shall be amended and replaced with the condition set forth in clause (A) above, or (vi) amend any other term of the Offer in any manner adverse to any holders of Shares without the written consent of the Company.

  In the event the Minimum Condition is not satisfied on the Initial Expiration Date, the Purchaser may either (i) extend the Offer for a period or periods not to exceed, in the aggregate, ten (10) business days or (ii) amend the Offer to provide that, in the event (X) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving pro forma effect to the potential issuance of any Shares issuable upon exercise of the Option Agreement) and (Y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then outstanding Shares, the Purchaser shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares equal to the Revised Minimum Number and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to, accept for payment, or pay for any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable Expiration Date), provided further, that in the event the Minimum Condition is not satisfied on or before the ten (10) business day period referred to above, the Purchaser shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares. In the event that the Purchaser purchases a number of Shares equal to the Revised Minimum Number, without the prior written consent of the Purchaser prior to the termination of the Merger Agreement, the Company shall take no action whatsoever to increase the number of Shares owned by the Purchaser in excess of the Revised Minimum Number.

  The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer, accept for payment and pay for Shares tendered as soon as legally permitted to do so under applicable law.

  The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation").

  The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Purchaser shall have purchased or caused to be purchased, the Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of the Purchaser's obligations under the Merger Agreement, (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, to the extent required by the Company's Articles of Incorporation and the GCL, in order to consummate the Merger; (iii) no statute, rule, regulation or order shall have been enacted or promulgated by any United States or United Kingdom governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

  At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by owned by Parent, the Purchaser or any Shares which are held by shareholders properly exercising dissenters' rights under the GCL) will be converted into the right to receive the Offer Price paid pursuant to the Offer and (ii) each issued and outstanding share of any class or series of common stock, par value $.01 per share, of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

  The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as will give Parent representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Company's Board of Directors (after giving effect to the directors designated by Parent) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any of its affiliates bears to the number of Shares outstanding. The Company shall promptly secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company's Board of Directors, provided that (i) in the event that Parent's designees are appointed or elected to the Company's Board of Directors, until the Effective Time the Company's Board of Directors will have at least two directors who are directors as of the date of the execution of the Merger Agreement and neither of whom is an officer of the Company (other than the present Chief Executive Officer of the Company) nor a designee, shareholder, affiliate or associate (within the meaning of federal securities laws) of Parent (one or more of such directors, the "Independent Directors") and (ii) if no Independent Directors remain, the other directors will designate one person to fill one of the vacancies who shall not be a shareholder, affiliate or associate of Parent or the Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Parent's designees to the Company's Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

  Following the election of Parent's designees to the Company's Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement or (iii) take any other action by the Company's Board of Directors under or in connection with the Merger Agreement which would adversely affect the rights of the Company's shareholders under the Merger Agreement; provided, further, that if there will be no such directors, such actions may be effected by the unanimous vote of the entire Board of Directors of the Company.

  Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law or the Company's Articles of Incorporation, in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its commercially reasonable efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. Subject to the terms of the Merger Agreement, the Company has agreed to include in the Proxy Statement the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

  The Merger Agreement provides that in the event that Parent or the Purchaser acquires at least 90% of outstanding shares of Common Stock, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 1110 of the GCL.

  Options. Pursuant to the Merger Agreement, at the Effective Time, the Company will take all actions necessary to provide that at the Effective Time,
(i) each Cash-Out Option (as defined below) shall be cancelled and (ii) in consideration of such cancellation, each holder of a Cash-Out Option shall receive in consideration thereof an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Offer Price over the per Share exercise price of such Cash-Out Option and
(y) the number of Shares subject to such Cash-Out Option. The Company is required to use commercially reasonable efforts to effectuate the foregoing, including amending the Stock Plans (as defined below) and obtaining any necessary consents. At the Effective Time, each Assumed Option (as defined below) shall be assumed by Parent and shall be converted into an option to acquire that number of Parent Common Shares (as defined below) equal to (A) the number of Shares subject to the Assumed Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (as defined below), rounded down to the nearest whole share, at a price per Parent Common Share equal to (1) the exercise price of the Assumed Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. Parent shall take all action necessary for the Parent Common Shares to rank pari passu in all respects with all other Parent Common Shares then in issue and to be listed and issuable upon exercise of the Assumed Options to be freely tradeable on the London Stock Exchange. The Company is required to take all necessary actions to provide that as of the Effective Time no holder of Options (as defined below) under the Stock Plans will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Option.

  The Company is required to take all actions necessary to provide that at or immediately prior to the Effective Time, (i) each outstanding option under the Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") shall automatically be exercised and (ii) in lieu of the issuance of certificates representing Shares, each option holder shall receive an amount in cash (subject to applicable withholding tax) equal to the product of (x) the number of Shares otherwise issuable upon such exercise and (y) the Offer Price in cash without interest thereon. The Company is required to use all reasonable efforts to effectuate the foregoing, including amending the Stock Purchase Plan and obtaining any necessary consents.

  "Cash-Out Options" means each option outstanding at the Effective Time to purchase Shares (an "Option") granted under (A) the Company's 1990 Stock Option Plan, 1994 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, or Stock Option Plan for Non-Employee Directors, (B) the Manzanita Software Systems 1985 Stock Option Plan or (C) any other stock-based incentive plan or arrangement of the Company excluding any options granted under the Company's 1997 Employee Stock Purchase Plan (the "Stock Plans") that is not an Assumed Option.

  "Assumed Options" means those certain Options or portions thereof granted under the Company's 1990 Stock Option Plan or 1994 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan that will not have vested and become exercisable as of the Effective Time having an aggregate exercise price on the date of the Merger Agreement in an amount not materially less than $5 million, as designated by the

Company in Section 2.4 of the Company Disclosure Schedule. To the extent any Options or portions thereof cannot be assumed by Parent, such Options or portions thereof shall be treated as Cash-Out Options and shall be cancelled as of the Effective Time in consideration for a cash payment.

  "Exchange Ratio" means the quotient of (x) the Offer Price multiplied by the average of the mid-point of the bid and ask price of the rate of currency exchange of pounds sterling for U.S. dollars quoted in The Financial Times for each of the business days in a consecutive twenty business day period ending two business days prior to the Effective Date and (y) the average per Share closing price of the ordinary shares of 1 pence each in the capital of Parent (a "Parent Common Share") as reported on the London Stock Exchange on each of the ten trading days immediately preceding the Effective Time.

  Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement or the Option Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule related to the Merger Agreement, (iii) in the ordinary course of business consistent with past practice or (iv) as agreed to in writing by Parent, after the date of execution of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the time the designees of the Purchaser constitute a majority of the Company's Board of Directors, the business of the Company and its Subsidiaries will be conducted only in the ordinary course consistent with past practice, the Company will use its commercially reasonable efforts to preserve its present business organization intact and maintain its satisfactory relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it, and (a) the Company will not, directly or indirectly, (i) issue, sell, transfer or pledge or agree to sell, transfer or pledge any capital stock of any of its Subsidiaries beneficially owned by it, Options or other rights to purchase shares of Common Stock pursuant to the Stock Plans outstanding on the date of the Merger Agreement; (ii) amend its Articles of Incorporation or By-Laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares of the Company; and (b) the Company shall not (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of the Options outstanding on the date of the Merger Agreement and except with respect to any sales in accordance with the Stock Purchase Plan; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (iv) redeem, purchase or otherwise acquire, any shares of any class or series of its capital stock or any instrument or security which consists of or includes a right to acquire such shares except as permitted by the Merger Agreement and other than in connection with the exercise of options or rights under the Stock Plans and except with respect to any sales in accordance with the Stock Purchase Plan; (v) make any change in the compensation payable or to become payable by the Company to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees who are not directors or affiliates in the ordinary course consistent with past practice) or to persons providing management services (vi) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to any employee benefit plan or otherwise; (vii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing; (viii) modify, amend or terminate any of the Company Agreements (as defined in the Merger Agreement) or waive, release or assign any material rights or claims under any of the Company Agreements (as defined in the Merger Agreement); (ix) make any loans, advances or capital contributions to or investments in any other person; incur or assume any long-term debt or any short-term indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or enter into any material commitment or transaction (including, but not limited to, any material borrowing, capital expenditure or purchase, sale or lease of assets or real estate); (x) pay, discharge or satisfy any claims or liabilities (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with past practices or reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company; (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); (xii) take or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger or the Offer not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect, at or as of any time prior to the Effective Time, or that would materially impair the Company's ability to consummate the Merger or materially delays such consummation; (xiii) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by generally accepted accounting principles, make any material tax election, change any material tax election already made, enter into any closing agreement or settle any material tax audit; or (xiv) enter into any written agreement, contract, commitment or arrangement with respect to the foregoing or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed to notify the Purchaser promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Acquisition Proposal (as defined below) or the possibility or consideration of making an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Acquisition Proposal Interest and the terms and conditions of any proposals or offers. In addition, the Company has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal Interest and that it will keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal Interest. Pursuant to the Merger Agreement, except as set forth below, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed that the Company will not (nor shall it authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants and other agents to, and at the further request of Parent, will use reasonable efforts to ensure that such persons do not), directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited written Acquisition Proposal for the Company engage in negotiations or discussion with, or provide information or data to, any Person (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal, except that the Merger Agreement does not prohibit the Company or the Company's Board of Directors from (x) taking and disclosing to the Company's shareholders a position with respect to tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (y) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is necessary for the Company's Board of Directors to comply with its fiduciary duties to the Company's shareholders under applicable law or (z) otherwise complying with their fiduciary duties to shareholders.

  An "Acquisition Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions effected pursuant to the Merger Agreement.

  Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business to any Person (as defined in the Merger Agreement) pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated January 14, 1998, entered into between Parent and the Company and may negotiate an Acquisition Proposal if (a) such Person submitted on an unsolicited basis a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger which is not conditioned upon obtaining additional financing, the certainty of closing of which is less certain than the satisfaction of the condition to the Offer described in paragraph h of Section 14 and (b) in the opinion of the Company's Board of Directors, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfied clauses (a) and (b), a "Superior Proposal"). Within one business day following receipt by the Company of a Superior Proposal, the Company must notify Parent of the receipt thereof. The Company must then provide Parent any material nonpublic information regarding the Company provided to the other party which was not previously provided to Parent. Except as permitted under the terms of the Merger Agreement, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation of the Company's Board of Directors, or any such committee thereof, of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Board of Directors of the Company may (subject to the terms of the Merger Agreement) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following the Company's delivery to Parent of written notice advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company also shall have furnished Parent with written notice that it intends to enter into such agreement.

  Indemnification and Insurance. The Merger Agreement provides that for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless, the present and former officers and directors of the Company and its subsidiaries, and any persons who become any of the foregoing prior to the Effective Time (each, an "Indemnified Party") against all losses, claims, damages, liabilities costs, fees and expenses (including reasonable fees, disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation)) arising out of the actions or omissions occurring at or prior to the Effective Time to the fullest extent permissible under applicable provisions of the GCL, the terms of the Company's Articles of Incorporation or the By-Laws, and under any agreements as in effect at the date of the Merger Agreement. The Merger Agreement also provides that Parent or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided, that if the aggregate annual premiums for such D&O Insurance at any time shall exceed 150% of the average per annum rate of premium paid by the Company for such insurance in 1996 and 1997, as adjusted for any increase in the Consumer Price Index following the date of the Merger Agreement, then Parent will cause the Company or the Surviving Corporation to provide the maximum coverage then available at an annual premium equal to 150% of such rate.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Merger, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, potential conflicts of interest, brokers' fees, real property, insurance, accounts receivable and inventory, vote required to approve the Merger Agreement, undisclosed liabilities, information in the Proxy Statement and the absence of any material adverse effect on the Company since December 31, 1997.

  Termination; Fees. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company (provided that if Shares are purchased to the Offer, Parent may not in any event terminate the Merger Agreement):

    a. By mutual written consent of Parent and the Company; or

    b. By Parent if the Offer shall have expired without any Shares being purchased thereunder by the Purchaser and without the Purchaser having had an obligation under the Merger Agreement to extend the Offer; provided, however, that Parent shall not be entitled to terminate this Agreement if it or the Purchaser is in material breach of its representations and warranties, covenants or other obligations under this Agreement; or

    c. By either Parent or the Company (i) if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, if there has been a willful breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach shall result in any condition set forth in Annex I of the Merger Agreement (other than clause (i) thereof) not being satisfied (and such breach is not reasonably capable of being cured and such condition satisfied within thirty (30) days after the receipt of notice thereof); or

    d. By the Company to allow the Company to enter into an agreement with respect to a Superior Proposal which the Board of Directors has determined is more favorable to the shareholders of the Company than the transactions contemplated hereby; provided, however, that it has complied with all provisions thereof, including the notice provision therein, and that it makes simultaneous payment of the Termination Fee (as hereinafter defined), plus any amounts then due as a reimbursement of expenses; or

    e. By Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company's Board of Directors shall have withdrawn, modified, or changed its recommendation in respect of this Agreement or the Offer in a manner adverse to the Purchaser, or (ii) the Company's Board of Directors shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Proposal, (iii) the Company shall have exercised a right with respect to an Acquisition Proposal and directly or through its representatives, continue discussions with any third party concerning an Acquisition Proposal for more than ten business days after the date of receipt of such Acquisition Proposal, or (iv) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within ten business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; or

    f. By the Company, if the Offer shall have expired without any Shares being purchased thereunder by the Purchaser and without the Company having the right to extend the Offer pursuant to the Merger Agreement (unless Parent shall have timely extended the Offer in accordance with its rights under the Merger Agreement); provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this section if it is in material breach of its representations, warranties, covenants or other obligations under this Agreement.

  If (i) Parent shall have terminated the Merger Agreement pursuant to clause
(e)(i) or (e)(ii); (ii) (x) Parent shall have terminated the Agreement pursuant to clause (c)(ii), (e)(iii) or (e)(iv) above and (y) following the date of the Merger Agreement but prior to such termination there shall have been an Acquisition Proposal Interest and (z) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal with respect to the Company within one year after the termination by Parent pursuant to clause (c)(ii), clause
(e)(iii) or clause (e)(iv); or (iii) the Company shall have terminated this Agreement pursuant to clause (d), then the Company shall pay (A) simultaneously with such termination if pursuant to clause (d), (B) promptly, but in no event later than two business days after the date of such termination if pursuant to clause (e)(i) or clause (e)(ii), or (C) upon execution of a definitive agreement with respect to a Acquisition Proposal or upon the consummation of an Acquisition Proposal with respect to the Company if pursuant to clause (c)(ii), clause (e)(iii) or clause (e)(iv), to Parent a termination fee (the "Termination Fee") of $8,000,000 plus an amount, not in excess of $1,250,000, equal to the Purchaser's reasonable actual and documented out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby.

  If the Merger Agreement is terminated, and at any time on or prior to March 26, 1998, all of the conditions set forth on Annex I have been fulfilled except (i) the condition set forth in paragraph (h) of Annex I of the Merger Agreement and (ii) any other conditions that are not fulfilled as a result, directly or indirectly, of a breach by Parent or the Purchaser or any representation, warranty, covenant or agreement set forth in this Agreement, then promptly, but in no event later than two business days after the date of such termination, Parent will pay to the Company a termination fee of $8,000,000 plus an amount, not in excess of $1,250,000, equal to the Company's reasonable actual and documented out-of-pocket expenses incurred by the Company in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby.

SHAREHOLDER AGREEMENT

  As a condition and inducement to Parent and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each a "Shareholder") who have voting power and dispositive power with respect to an aggregate of 1,290,868 Shares, representing approximately 11.55% of the Shares outstanding on December 31, 1997, concurrently with the execution and delivery of the Merger Agreement entered into the Shareholder Agreement. The Shareholders are David W. Hanna, George Riviere and Jeffrey E. Gold, the President and Chief Executive Officer, Vice President and Vice President, respectively, of the Company. Pursuant to the Shareholder Agreement, each of the Shareholders has agreed to validly tender, in accordance with the terms of the Offer promptly, all Shares subject to the Shareholder Agreement. Each Shareholder agreed not to withdraw his Shares so tendered unless the Offer is terminated or expired. Each of the Shareholders has granted Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger, which proxy will terminate in the event that the Purchaser waives the Minimum Condition and accepts for payment the Revised Number of Shares.

  Each of the Shareholders has agreed that, prior to the termination of the Shareholder Agreement pursuant to its terms, he will not (i) transfer, or consent to the transfer, of any or all of the Shares or any interest therein;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein;
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Shareholder's obligations under the Shareholder Agreement or the Merger Agreement.

  The Shareholder Agreement, and all rights and obligations of the parties thereto, shall terminate immediately upon the earlier of (i) six months following the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time.

OPTION AGREEMENT

  Pursuant to the Option Agreement, the Company granted to the Purchaser the Stock Option to purchase the Option Shares at the Option Price, subject to the terms and conditions set forth in the Option Agreement; provided, however, that the Stock Option will not be exercisable if the number of shares subject thereto exceeds the number of authorized shares available for issuance.

  The Option Agreement provides that, subject to the conditions therein and any additional requirements of law, the Stock Option may be exercised by the Purchaser, in whole but not in part, at any one time after the occurrence of a Top-up Exercise Event (as defined below) and prior to the Termination Date (as defined below). For the purpose of the Option Agreement, a "Top-up Exercise Event" would occur upon the Purchaser's acceptance for payment pursuant to the Offer of shares of Common Stock constituting more than 50% but less than 90% of the shares of Common Stock then outstanding on a fully diluted basis, and the Termination Date would occur upon the first to occur of any of the following: (i) the Effective Time; (ii) the date which is ten (10) business days after the occurrence of a Top-up Exercise Event; (iii) the termination of the Merger Agreement and (iv) the date on which the Purchaser waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares.

  The Option Agreement provides that the obligation of the Company to deliver Option Shares upon the exercise of the Stock Option is subject to the following conditions: (i) all waiting periods, if any, under the HSR Act applicable to the issuance of the Option Shares shall have expired or have been terminated and (ii) there shall be no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting the exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

CONFIDENTIALITY AGREEMENT

  The following is a summary of certain provisions of the Confidentiality Agreement, dated January 14, 1998, between the Company and Parent. The following summary of the Confidentiality Agreement does not purport to be complete and is qualified by reference to the text of the Confidentiality Agreement, a copy of which is filed as Exhibit (c) (4) hereto and incorporated herein by reference.

  The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent has agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with the certain future business agreements relating to the Company.

  In addition, the Company and Parent agreed, for a period of one year following the termination of the Confidentiality Agreement, not to, nor allow any of their affiliates to, (i) acquire or seek to acquire any of the other party's or its subsidiaries' assets (other than in the ordinary course of business) or business or any voting securities issued by the other party which are or may be entitled to vote in the election of directors ("Voting Securities"), or any rights or options to acquire such ownership; (ii) make or participate in any solicitation of proxies or consents with respect to any Voting Securities of the other party, become a participant in any proxy context of the other party, influence the voting of any Voting Securities, demand information with respect to the other party's stockledger or stockholders or attempt to call a meeting of the other party or (iii) enter into any discussions, negotiations or arrangements with any third party with respect to these matters.

  12. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. See Section
11. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

  Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

  Shareholder Approval. Under the GCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement, the Shareholder Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with the GCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the GCL described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders of the Company.

  Short-Form Merger. Section 1110 of the GCL provides that, if the parent corporation owns at least 90% of the outstanding shares of each class of the subsidiary corporation, the merger into the subsidiary corporation of the parent corporation may be effected by a resolution or plan of Merger adopted and approved by the board of directors of the parent corporation and the appropriate filings with the California Secretary of State, without any action or vote on the part of the shareholders of the subsidiary corporation (a "short-form merger"). Under the GCL, if the Purchaser acquires, pursuant to the Offer, the Stock Option or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. Under the GCL, the Merger may not be accomplished for cash paid to the Company's shareholders if the Purchaser owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California, approves, after a hearing, the terms and conditions of the

Merger and the fairness thereof. If such shareholder consent or Commissioner of Corporations approval is not obtained, the GCL requires that the consideration received in the Merger consist only of non-redeemable common stock of Parent. The purpose of the Offer is to obtain 90% or more of the Shares (on a fully diluted basis) and to enable Parent and the Purchaser to acquire all of the equity of the Company.

  In the event that less than 90% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the Initial Expiration Date, the Purchaser is required to extend the Offer and may waive, and in certain circumstances thereafter, is required to waive, the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer). The Purchaser would thus own upon consummation of the Offer, 49.9999% of the Shares then outstanding and would thereafter solicit the approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company. The Purchaser is required to effect a short-form merger as soon as practicable if permitted to do so under the GCL.

  Dissenters' Rights. Holders of the Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time by complying with the provisions of Chapter 13 of the GCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at "fair market value." In general, holders of Shares will be entitled to exercise dissenters' rights under the GCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, if any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of the GCL will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of OTC margin stocks issued by the Federal Reserve Board, holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under the GCL relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The value so determined could be more or less than the Merger Consideration.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

  The foregoing description of the GCL, including the descriptions of Chapter 13, is not necessarily complete and is qualified in its entirety by reference to the GCL.

  Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

  13. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Options outstanding on the date of the Merger Agreement and with respect to any sales in accordance with the Stock Purchase Plan; or (iii) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock.

  14. CONDITIONS OF THE OFFER.

  Notwithstanding any other provisions of the Offer, the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares unless the Minimum Condition has been satisfied; provided, however, that the Minimum Condition must be waived by the Purchaser and the Revised Minimum Number substituted therefor as contemplated, and to the extent required, by Section 1.1(d) of the Merger Agreement. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser is not required to accept for payment or pay for any tendered Shares if, at the scheduled expiration date, (i) any applicable waiting period under the HSR Act has not expired or terminated prior to termination of the Offer, or (ii) any of the following events shall have occurred and be continuing:

    a. there shall be pending any suit, action or proceeding by any United States or United Kingdom Governmental Entity (as defined in the Merger Agreement) against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the business or assets of Parent and its subsidiaries, taken as a whole, or all or a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) subject to the limitations under Section 1101(e) of the GCL, seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders;

    b. there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable (pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger) or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is likely to result in any of the consequences referred to in clauses (i) through
  (iv) of paragraph (a) above;

    c. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the London Stock Exchange, the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or United States or United Kingdom calamity directly or indirectly involving the United States or the United Kingdom (other than an action involving solely U.N. personnel or support of U.N. personnel), (iv) any limitation (whether or not mandatory) by any United States or United Kingdom Governmental Entity on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, which, in the case any of the foregoing, in the reasonable judgment of Parent, makes it impractical to proceed with the acceptance of Shares for payment pursuant to the Offer or the payment therefor;

    d. the representations and warranties of the Company set forth in the Merger Agreement that are not qualified by reference to Company Material Adverse Effect (as defined in the Merger Agreement) were not true and correct in any respect, or any other such representations or warranties were not true and correct in any respect that (when taken together with all other such representations and warranties not true and correct) would likely have a Company Material Adverse Effect (i) in the case of any representation or warranty which addresses matters as of a particular date, as of such date, or (ii) in the case of all other representations and warranties, as of the date of this Agreement and as of the scheduled expiration of the Offer.

    e. since the date of this Agreement, there shall have occurred any change that constitutes (or that would likely constitute) a Company Material Adverse Change;

    f. the Board of Directors of the Company or any committee thereof shall have withdrawn or materially modified in a manner adverse to Parent or the Purchaser or its recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal;

    g. the Company shall have failed to perform or to comply in any material respect with any agreement or covenant to be performed or complied with by it under this Agreement;

    h. The London Stock Exchange shall have failed to admit to the Official List of the London Stock Exchange the New Shares or such admission shall have not become effective in accordance with paragraph 7.1 of the listing rules of the London Stock Exchange ; provided, however, that this condition to the Offer shall be deemed to have been met if, assuming the Purchaser had accepted the Shares for payment in the Offer, such Admission would be substantially certain to occur; and

    i. the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  15. CERTAIN LEGAL MATTERS.

  Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  Sections 1203. The Company is incorporated under the laws of the State of California. Section 1203 provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party", an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in that publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among other things, a person who is a party to the transaction and (A) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (B) is, or is directly or indirectly controlled by, an officer or director of the subject corporation, or (C) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of the Company, Parent or Purchaser believes that the Offer constitutes a transaction which falls within the provisions of Section 1203, an independent financial advisor, UBS, has been retained by the Company, to provide a fairness opinion with respect to the Offer.

  State Takeover Laws. The Company's principal executive offices are located in, and the Company is incorporated under the laws of, the State of California, which currently has no takeover statute that would apply to the Offer or to the Merger. However, there can be no assurances that California will not, prior to the completion of the Offer, adopt such a statute. Under the GCL, the Merger may not be accomplished for cash paid to the shareholders of the Company if the Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all of the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. The purpose of the Offer is to obtain 90% or more of the Shares (on a fully diluted basis) and to enable Parent and the Purchaser to acquire control of the Company.

  In the event that less than 90% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the Initial Expiration Date, the Purchaser is required to extend the Offer and may waive, and in certain circumstances thereafter, is required to waive, the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer). In the event that the Purchaser acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of the Company with the approval of a de minimis number of remaining outstanding Shares.

  A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any Person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Share tendered pursuant to the Offer. See Section 14.

  Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

  A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act on or about February 3, 1998, and if filed on such date, the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on February 18, 1998. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

  16. FEES AND EXPENSES.

  Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  BT Alex. Brown is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. In connection with the Offer, Parent has agreed to pay BT Alex. Brown for its services $75,000 as a retainer fee which will be offset against a success fee paid by Parent upon completion of the Offer in the amount of $600,000 (the "Success Fee"). In addition,

Parent has agreed to pay BT Alex. Brown a monthly retainer fee of $25,000 upon the first day of each month from March 1, 1996 until the earlier of the completion of the Offer, the termination of transaction discussions or the termination of the agreement between Parent and BT Alex. Brown. This monthly retainer fee will also be offset against the Success Fee of $600,000. Parent has also agreed, whether or not the Offer is consummated, to pay BT Alex. Brown (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify BT Alex. Brown against certain liabilities and expenses in connection with their engagement. BT Alex. Brown renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

  The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  17. MISCELLANEOUS.

  The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          Rose Acquisition Corp.

February 2, 1998

                                  SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                                      OF
                            ROSE ACQUISITION CORP.
                                      AND
                              THE SAGE GROUP PLC

  1. ROSE ACQUISITION CORP. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Rose Acquisition Corp. Unless otherwise indicated, (a) each such person is a citizen of the United Kingdom, and (b) the business address of each such person is c/o Sage U.S. Holdings, Inc., 17950 Preston Road, Suite 800, Dallas, Texas 75252.

                               PRESENT PRINCIPAL OCCUPATION OR
                               EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS        HELD DURING THE PAST FIVE YEARS
       ----------------        -------------------------------
 Aidan John Hughes             Director, Vice-President and Treasurer of Rose
                               Acquisition Corp. since formation; Finance Director of
                               The Sage Group plc since January 1994; Director of
                               Sagesoft Ltd. from 1993 to 1997.
 Michael Edward Wilson Jackson Director and President of Rose Acquisition Corp. since formation; Director of The Sage Group plc from October
                               1988 to present, and Chairman from October 1997 to
                               present; Director of Sagesoft Ltd. since October 1988;
                               Director of Hat Pin plc since June 1996; Director of
                               Bywel Holdings Ltd. since June 1996; Director of Weyrad
                               Electronics Ltd. since February 1996; Director of
                               Quality & Safety Services Ltd. since November 1995;
                               Director of BR QAS Ltd. since November 1995; Director
                               of Steve Dudman Plant Ltd. since November 1995;
                               Director of Elderstreet Corporate Finance Ltd. since
                               June 1995; Director of Photoaward Ltd. since June 1995;
                               Director of Select Software plc since September 1992;
                               Director of Matrix Aegis plc since February 1992;
                               Director of A&M Furniture Hire Ltd. since January 1992;
                               Director of Faverwise Ltd. since October 1991; Director
                               of Elmbridge Village Ltd. since March 1991; Director of
                               ID Data Holdings Ltd. since December 1992; Director of
                               Micromuse plc since September 1993; Director of Golf
                               Park Developments Ltd. since September 1993; Director
                               of Baldwin & Francis Ltd since May 1994; Director of
                               Starburst Ltd. since May 1994; Director of Spargo
                               Consulting plc since May 1994; Director of Cedars
                               Village Ltd. since June 1994; Director of Elderstreet
                               Capital Partners Ltd. since June 1995; Director of
                               Service Power Business Solutions until December 1996;
                               Director of W Fearnehough Limited until February 1995;
                               Director of Target Resources Ltd. until January 1994;
                               Director of SLS Information Systems until October 1994;
                               Director of Brightstone Properties plc until October
                               1993; Director of Pharmasol Ltd. until February 1993.
 Paul Ashton Walker            Director, Vice President and Secretary of Rose
                               Acquisition Corp. since formation; Director of The Sage
                               Group plc from October 1988 to present, and Chief
                               Executive Officer from January 1994 to present;
                               Director of Sagesoft Ltd. since October 1987; Director
                               of DacEasy, Inc. since 1991; Director of Sage France SA
                               since November 1996; Director of KHK Software GmbH &
                               Co. KG since February 1997; Director of Cussins
                               Property Group plc since February 1997.
 Kevin Clyde Howe              Citizen of the United States of America; Vice President
                               of Rose Acquisition Corp. since formation; President of
                               Sage U.S. Holdings, Inc. since May 1991; Director of
                               The Sage Group plc since May 1991.

  2. THE SAGE GROUP PLC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of The Sage Group plc. Unless otherwise indicated, (a) each such person is a citizen of the United Kingdom, and (b) the business address of each such person is c/o The Sage Group plc, Sage House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT; MATERIAL POSITIONS
       NAME AND ADDRESS                    HELD DURING THE PAST FIVE YEARS
       ----------------                    -------------------------------
 Michael Edward Wilson         See Part 1 of this Schedule I.
  Jackson
 Aidan John Hughes             See Part 1 of this Schedule I.
 Paul Ashton Walker            See Part 1 of this Schedule I.
 Kevin Clyde Howe              See Part 1 of this Schedule I.
 Lindsay Claude Neils Bury     Director of The Sage Group plc since January 1996;
                               Chairman of Casewise Systems plc since 1997; Director
                               of Wray-Tech (UK) Ltd since 1995; Director of Electric
                               and General Investment Co. plc since 1995; Director of
                               Roxboro plc since 1993; Chairman of South Staffordshire
                               Water Holdings plc since 1979; Chairman of Unicorn
                               International plc from 1995 to 1997; Director of
                               Portals Group plc from 1973 to 1995; Director of ACT
                               plc from 1968 to 1995; Director of Christie Group plc
                               from 1988 to 1994.
 Charles John Constable        Director of The Sage Group plc since January 1996;
                               Director of NMBZ Holdings Ltd. since March 1997;
                               Chairman of Harpur Trust since 1997; Chairman of
                               Truesand Ltd. since 1992; Chairman of Brigtech
                               Developments Ltd. since 1989; Director of Foundation
                               for Management Education (FME) Ltd. since 1985;
                               Director of Lloyds Abbey Life PLC from 1987 to April
                               1997; Trustee of the Pensions Trust, 15 Rathbone
                               Street, London W1P 2AJ, England; Visiting Professor at
                               Cranfield School of Management, Cranfield University,
                               Cranfield, Bedfordshire, MK43 OAL, England; Visiting
                               Associate Professor at Ashridge Management College,
                               Berkhamstead, Hertfordshire, HP4 INS, England.
 Paul Lancelot Stobart         Business Development Director of The Sage Group plc
                               since January 1997; Director of Sagesoft Ltd. since
                               July 1996; Director of KHK Software GmbH & Co. KG since
                               February 1997; Director of Lopex plc since 1997;
                               Director of Interbrand Design UK Limited from 1988 to
                               1996; Director of Interbrand Group Limited from 1988 to
                               1996; Director of Interbrand UK Limited from 1988 to
                               1996; Director of Markforce Associates Limited from
                               1988 to 1992; Director of Asda Interactive Sampling
                               Limited from 1989 to 1995; Director of Novamark
                               International Limited from 1988 to 1996; Director of
                               Sportsmanager (Bisham Abbey) Limited from 1992 to 1994.
 Andrew William Graham Wylie   Director of The Sage Group plc since August 1988;
                               Managing Director of Sagesoft Ltd. since August 1988.
 Rupert Charles Edward         Secretary of The Sage Group plc since January 1995;
  Wyndham                      Secretary of Sagesoft Ltd. since January 1995; Company
                               Secretary of Harland and Wolff Holdings plc from
                               October 1989 to June 1994.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:


                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDERS SERVICES, L.L.C.

        BY MAIL:                             BY HAND:                      BY OVERNIGHT DELIVERY:
 ChaseMellon Shareholder             ChaseMellon Shareholder            ChaseMellon Shareholder
      Services, L.L.C.                   Services, L.L.C.                    Services, L.L.C.
    Post Office Box 3301             120 Broadway, 13th Floor       85 Challenger Road--Mail Drop-Reorg.
  South Hackensack, NJ 07606            New York, NY 10271               Ridgefield Park, NJ 07660
Attn: Reorganization Department   Attn: Reorganization Department     Attn: Reorganization Department

              BY FACSIMILE TRANSMISSION:                        CONFIRM RECEIPT OF FACSIMILE
          (FOR ELIGIBLE INSTITUTIONS ONLY)                             BY TELEPHONE:
                  (201) 329-8936                                      (201) 296-4860

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Shareholders may also contact BT Alex. Brown, Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         [LOGOOF MACKENZIE PARTNERS]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)

                         Call Toll-Free (800) 322-2885

                     The Dealer Manager for the Offer is:

                          BT ALEX. BROWN INCORPORATED

                       101 California Street, 48th Floor
                        San Francisco, California 94111

                         (415) 544-2800 (Call Collect)
                                      or
                         Call Toll-Free (800) 334-2640